UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2020

NovAccess Global Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-29621	84-1384159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8834 Mayfield Road, Suite C, Chesterland, Ohio 44026
(Address of principal executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 440-644-1027

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
None	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 4, 2020, we entered into a management services agreement (the “Agreement”) with TN3, LLC. Pursuant to the Agreement, TN3 will provide us with office space in Chesterland, Ohio and management, administrative, marketing, bookkeeping and IT services for a fee of $30,000 a month. The initial term of the Agreement is three years, with subsequent one-year renewals.

TN3 holds all of our outstanding preferred stock and is owned by Daniel G. Martin, our chief executive officer and the sole member of our board of directors.

The description of the Agreement is qualified in its entirety by the Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 2, 2020, we entered into a membership interest purchase agreement with Innovest Global, Inc. (“Innovest”) to acquire StemVax, LLC for 7.5 million shares of unregistered common stock. StemVax is a biotechnology company developing novel therapies for brain tumor patients and holds a related exclusive patent license from Cedars-Sinai Medical Center in Los Angeles, California known as StemVax Glioblast (SVX-GB). On September 8, 2020, we completed the transaction, issuing the shares to Innovest and acquired StemVax, which is now our wholly-owned subsidiary. The acquisition of StemVax is the first step in our transition into a new business plan focused on commercializing developmental healthcare solutions in the biotechnology, medical, and health and wellness markets. Daniel G. Martin, our chief executive officer and the sole member of our board of directors, is the chairman of the board and a significant shareholder of Innovest.

Item 3.02 Unregistered Sales of Equity Securities.

On September 4, 2020, we issued 25,0000 shares of unregistered Series B Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred”), to TN3, LLC in exchange for the redemption of 5,000 shares of Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred”), held by TN3. The Series B Preferred shares were issued in an exempt transaction under Section 4(a)(2) of the Securities Act of 1933. TN3 is owned by Daniel G. Martin, our chief executive officer and the sole member of our board of directors.

On September 8, 2020, we issued 7.5 million shares of unregistered common stock to Innovest for the acquisition of StemVax. The shares were issued in an exempt transaction under Section 4(a)(2) of the Securities Act of 1933. Daniel Martin is the chairman of the board and a significant shareholder of Innovest.

Item 3.03 Material Modification to Rights of Security Holders.

On September 4, 2020, we issued 25,0000 shares of Series B Preferred to TN3, LLC in exchange for the redemption of 5,000 shares of Series A Preferred held by TN3. The holder of our Series A Preferred is entitled to cast a number of votes equal to that number of common shares which is not less than 60% of the vote required to approve any action presented to the shareholders. Each share of Series B Preferred entitles the holder to cast 40,000 votes on any action presented to the shareholders. Item 5.03 of this Current Report on Form 8-K provides additional information about the terms of the Series B Preferred.

As the sole holder previously of the Series A and currently the Series B Preferred, TN3 has the ability to cast the votes necessary to approve any matter presented to the company’s shareholders. However, the Series B Preferred shares are convertible into common stock and participate in dividends and distributions on an as-converted basis, unlike the Series A Preferred shares. As a result, the issuance of the Series B Preferred shares in exchange for the redemption of the Series A may be considered to impact the rights of our common shareholders.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 4, 2020, we filed a certificate of designation with the Colorado Secretary of State to authorize 25,0000 shares of Series B Convertible Preferred Stock, $0.01 par value per share. Each share of Series B Preferred is convertible at the option of the holder into 10,000 shares of our common stock. The holder of the Series B Preferred is entitled to vote with the common shareholders on all matters presented to the shareholders and each share of Series B Preferred entitles the holder to cast 40,000 votes. The conversion and voting ratios are subject to adjustment for stock splits, combinations and similar corporate actions. Each share of Series B Preferred participates in dividends and upon liquidation of the company with the common stock on an as-converted basis.

The description of the certificate of designation is qualified in its entirety by the certificate filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)     Financial statements of businesses acquired.

We are required to file financial statements of StemVax pursuant to Rule 8-04(b) of Regulation S-X by November 24, 2020 and will file them by amendment to this Current Report on Form 8-K by that date.

(d)     Exhibits.

3.1	Certificate of Designation of Series B Convertible Preferred Stock dated September 4, 2020
10.1	Management Services Agreement between NovAccess Global Inc. and TN3, LLC dated September 4, 2020
99.1	Press Release dated September 9, 2020 Captioned “NovAccess Global Acquires StemVax Therapeutics from Innovest Global”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovAccess Global Inc.

Date: September 11, 2020	/s/ Daniel G. Martin
By Daniel G. Martin, Chief Executive Officer